Exhibit 4.40

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

ENTERED INTO at the place and date of the last signature appearing on the last page.

BETWEEN:

THERATECHNOLOGIES INC., a corporation governed by the Business Corporations Act (Québec), having its head office and principal place of business at 2310 Alfred-Nobel Boulevard, Montréal, Province of Québec, H4S 2B4;

(hereinafter “Thera”)

AND:	CHRISTIAN MARSOLAIS, residing and domiciled at ;

(hereinafter the “Employee”)

WHEREAS the Employee is employed by Thera since May 7, 2007 following the execution of an employment contract dated April 13, 2007, as amended May 23, 2012 and July 17, 2012 (the “employment contract”); and

WHEREAS Thera and the Employee wish to amend the employment contract in accordance with the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1.	Effective Date. This employment contract is effective as of the last date this contract is executed by Thera and the Employee.

2.

Title. The Employee will act as Senior Vice President Scientific Affairs and Alliances (Vice-président senior, Affaires scientifiques et alliances). The Employee shall report to the President and Chief Executive Officer or such other person as he may appoint in accordance with changes in Thera’s organizational structure. The Employee shall perform the duties and functions indicated to him by his superior, which shall depend on the position held by the Employee and on the size of Thera.

3.

Employee Conduct. The Employee must act with prudence and diligence in the best interests of Thera. In addition, the Employee undertakes to comply with Thera’s Code of Ethics, as it may be amended from time to time, as well as with any and all policies that may be implemented by Thera. The Employee acknowledges that a breach of Thera’s Code of Ethics may constitute just cause for dismissal.

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4.	Compensation. The Employee will receive the following compensation:

4.1

Base Salary. The Employee shall receive an annual base salary of $265,000 less applicable tax deductions, which shall be paid in accordance with the terms and conditions applicable to Thera’s employees. The annual base salary will be subject to an annual review. However, any changes to the annual base salary will be subject to the approval of the Compensation Committee and/or the Board of Directors of Thera.

4.2

Bonus. The Employee will be eligible to participate in Thera’s discretionary bonus program. As part of his participation in this program, he may receive a bonus of up to 40% of his annual base salary earned, less applicable tax deductions. Any bonus, as the case may be, shall be assessed and determined in accordance with Thera’s general policy on discretionary bonus payments, as said policy may be amended from time to time. The Employee shall not receive any bonus if he is not employed by Thera at the time such bonus could be paid.

4.3	Special Bonus. The Employee will be entitled to receive the following amounts, less applicable tax deductions, throughout the term of this contract upon the occurrence of any of the following events:

Bonus	Event
$60,000

Submission to the European Medicines Agency (“EMA”), through the centralized approval procedure by no later than December 31, 2013, of an application for approval to market the administration of tesamorelin in adult patients with HIV, and EMA acceptance of the marketing authorization application submitted within the prescribed time limits based on the date of submitting such an application.

$65,000	Marketing authorization granted by EMA for the administration of tesamorelin in adult patients with HIV no later than December 31, 2014.

$25,000

Approval by the Brazil regulatory agency, ANVISA, no later than December 31, 2013, of the application for authorization to market tesamorelin already submitted by Sanofi to ANVISA if such approval is final and may be made public, excluding, however, confirmation by ANVISA that the audit conducted with regard to Jubilant to manufacture tesamorelin at its offices in Montréal meets the standards prescribed by ANVISA.

$50,000

Implementation by Sanofi, and receipt by Thera or one of its subsidiaries, during the 2013 calendar year, of a marking plan for the administration of tesamorelin in adult patients with HIV in accordance with the terms set out in the partnership agreement entered into on December 6, 2010 between Theratechnologies Intercontinental Inc. (previously Theratechnologies ME Inc.) and Sanofi Winthrop Industrie in respect of lead time, sales volumes and marketing efforts. The marketing plan prepared by Sanofi that is to be received by Thera or one of its subsidiaries must cover Brazil.

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The payment of the above amounts will be made in the first pay period following the occurrence of these events.

The Employee acknowledges that he is not entitled to receive the above-mentioned amounts if Thera or the Employee terminate this employment contract prior to the occurrence of any of the above-mentioned events. Notwithstanding the foregoing, if Thera terminates this employment contract solely due to a structural reorganization, and where, within 90 days following termination of this employment contract by Thera for such cause, one of the above-mentioned events occurs, Thera shall pay the Employee the bonus amount corresponding to the event that occurred.

4.4

Retention Bonus. Thera will pay the Employee the amount of $100,000, less applicable tax deductions, if the Employee continues to be employed by Thera until December 31, 2012 (inclusive). The payment of this amount shall be made in the first pay period after December 31, 2012.

4.5

Stock Option Plan. The Employee will be eligible to participate in Thera’s stock option plan. The Employee acknowledges that the grant of stock options is at the discretion of Thera’s Board of Directors and there is no assurance that the Employee will be granted stock options under Thera’s stock option plan. In addition, the Employee acknowledges that Thera may amend or terminate its stock option plan at any time without any obligation to replace it with any other plan.

4.6

Deferred Stock Units Plan. The Employee will be eligible to participate in Thera’s deferred stock units plan. The Employee acknowledges that the granting of deferred stock units is at the discretion of Thera’s Board of Directors and there is no assurance that the Employee will be granted deferred stock units under Thera’s deferred stock units plan. Moreover, the Employee acknowledges that Thera may amend or terminate its deferred stock units plan at any time without any obligation to replace it with any other plan.

5.	Other Benefits. The Employee will also be entitled to the following additional benefits:

5.1

Vacation. During the term of this contract, the Employee will be entitled to 20 days of paid vacation per year, which shall be subject to Thera’s general vacation policy. The vacation days that the Employee has accumulated as of the date hereof are fully vested.

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5.2

Group Insurance Plan. As an employee of Thera, the Employee will be entitled to participate in and, if eligible, receive benefits under the group insurance plans in force from time to time at Thera in accordance with their terms and conditions. The Employee acknowledges that the terms and conditions of the group insurance plans may be amended at Thera’s discretion.

5.3

Representation and Expenses. Upon presentation of the requested supporting documents, the Employee will be entitled to reimbursement of all costs and expenses reasonably incurred in the performance of his duties, subject to compliance with Thera’s established budgets and policies.

5.4

Group RRSP. The Employee shall be required to subscribe to Thera’s Group RRSP for a minimum of 1% of his annual base salary. In accordance with its current contribution policy, as may be amended from time to time, Thera shall subscribe to the Employee’s RRSP for an amount equal to the amount subscribed by the Employee, up to the lesser of (i) the maximum amount provided by tax laws and (ii) 3% of the annual base salary earned by the Employee.

6.

Confidential Information. For the purposes of this contract “confidential information” means all information concerning Thera and its subsidiaries, whether such information is in oral, written, graphic, photographic, computerized, recorded or in any other form, except for information that is freely available to the public. Without limiting the scope of the following, “confidential information” includes all trade secrets, scientific data, discoveries and inventions, know-how, drawings, methods, processes, software, diagrams, technical and professional knowledge, reports, names of suppliers and customers, contents of agreements with suppliers and customers, any financial information, prices, valuations, business objectives, plans, business opportunities and market studies.

During the term of this contract and for a period of 10 years following the termination of this contract, the Employee undertakes not to disclose to any person, nor to use, for himself (except during the term of this contract for the purpose of performing his duties) or on behalf of any third party, the “confidential information” of Thera and its subsidiaries, except with the prior authorization of Thera.

7.

Intellectual Property. The Employee undertakes to assign to Thera all inventions, creations, processes, technologies or improvements developed by the Employee, alone or in collaboration, and which relate to the business of Thera and its subsidiaries or result from the very nature of his duties at Thera and its subsidiaries. The Employee agrees to assist Thera and its affiliates in obtaining, renewing or maintaining domestic or foreign patents on such inventions, creations, processes, technologies or improvements, as well as with respect to its trademarks and industrial designs. In addition, the Employee waives any moral rights he may have in respect of inventions, creations, processes, technologies, works or other intellectual property conceived or developed during the term of this contract. This provision shall survive termination of this contract for an indefinite period.

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8.

Non-Competition. During the term of this employment contract and for a period of twelve (12) months following its termination, the Employee undertakes and agrees not to, directly or indirectly, alone or jointly with one or more legal entities or individuals, as a consultant, mandator, principal, mandatory, agent, partner, shareholder, employee, officer or director, or in any other capacity, operate, work on, or provide services relating to the research, development or marketing of molecules or peptides related to human growth hormone-releasing factor for the treatment of (x) lipodystrophy in HIV patients, (y) excess abdominal fat and (z) growth hormone deficiency. The territory covered by this prohibition is the province of Québec. Moreover, the prohibited activities in this provision also cover carrying out such activities in the company, EMD Serono, Inc. at its establishments located in Canada and the United States.

9.

Non-Solicitation. During the term of this employment contract and for a period of twelve (12) months following its termination, the Employee undertakes and agrees not to, directly or indirectly, alone or jointly with one or more legal entities or individuals, solicit, induce, force, incite, promote, facilitate or encourage, either for himself or on behalf of any legal entity or individual, any of Thera’s officers or employees or those of any of its subsidiaries, to resign from their employment with Thera or any of its subsidiaries, or to change their employment relationship with Thera or any of its subsidiaries. In addition, during the same period, the Employee undertakes and agrees not to engage the services of any officer or employee of Thera or any of its subsidiaries who was in the employ of Thera and/or any of its subsidiaries on the date this employment contract is terminated.

10.

No-interference. For the term of this employment contract and for a period of eighteen (18) months following termination thereof, the Employee undertakes not to, directly or indirectly, alone or jointly with one or more legal entities or individuals (i) acquire, offer or make any proposal to acquire any asset of Thera or any of its subsidiaries; (ii) solicit or participate, in any manner whatsoever, in soliciting a proxy, or seeking to advise or influence any person with regard to how to vote their Thera shares, or to join or be part of a group seeking to influence the vote of any Thera shareholder in a manner contrary to the voting recommendations issued by management; (iii) assist, advise or encourage any person to acquire or propose that they acquire any asset whatsoever of Thera of any of its subsidiaries.

11.	Term. This contract shall constitute an employment contract with an indefinite term, any of the terms or conditions of which may be amended by mutual agreement of the parties.

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12.	Termination. Thera may terminate this contract upon:

12.1	the Employee’s failure to provide the agreed services based on business objectives;

12.2	the Employee’s failure to comply with Thera’s Code of Ethics;

12.3

if the Employee is charged with committing an indictable offence within the meaning of the Criminal Code (Canada) (other than driving while intoxicated, except if it caused death or resulted in injury to a third party) and that such criminal charge meets any of the following criteria: (i) it is related to the Employee’s duties at Thera, or (ii) it is of a nature that may damage Thera’s reputation or cause a transaction to be derailed, or (iii) it may have material consequences on the Employee’s ability to provide the agreed services;

12.4	for any other serious reason.

Employee undertakes, upon termination of his employment, not to copy, remove or take any “confidential information”.

13.

Indemnity for Dismissal Without Serious Reason. If the Employee’s employment is terminated without serious reason by Thera, or if it is terminated following a structural reorganization within Thera (other than as a result of one of the events described in section 14), the Employee will be entitled to an indemnity equal to eighteen (18) months of his annual base salary, excluding any bonuses and benefits to which this contract refers. Payment of the severance indemnity is subject to Employee’s compliance with the provisions of sections 6, 7, 8, 9 and 10 hereof.

14.	Indemnity in Event of a Take-over Bid and Other Material Transactions. In the event of any of the following:

i)  a take-over bid (within the meaning of the Securities Act (Québec), as in effect from time to time) (a “Bid”); or

ii) any transaction (amalgamation (other than with a subsidiary), arrangement, compromise, reorganization or other transaction of this nature, including any alienation by Thera to a third party of its property if, as a result of such alienation, Thera is unable to retain a significant part of its business activity) (a “Transaction”);

pursuant to which a person or any person acting jointly or in concert (as defined in Regulation 62-104 respecting Take-Over Bids and Issuer Bids of the Securities Act (Québec), as in effect from time to time) with such person acquires control of Thera and that, within 12 months of the completion of the Bid or the Transaction, the Employee’s employment at Thera is terminated without serious reason, the Employee will then receive on the date of termination of his employment an amount equal to the greater of (i) reasonable notice provided for by law and (ii) 18 months of his annual base salary, at the time of termination plus an amount equal to 100% of the maximum bonus set out in section 4.2 hereof, calculated based on such annual base rate salary, as well as any other amounts due but unpaid.

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For the purposes hereof, a person will be deemed to have acquired control of Thera if the person and/or persons acting jointly or in concert with the person own at least 40% of the voting securities of Thera or the entity resulting from the Transaction. For the purpose of calculating the number of voting securities held by any person (including persons acting jointly or in concert with such person), all securities convertible into or exchangeable for voting securities held or controlled by such person shall be included as if they had been converted or exchanged into voting securities, whether the conversion or exchange occurs in one or more transactions. An alienation of property includes the sale, exchange, lease of property and the granting of a licence in respect of any property. Thera will be deemed to retain a significant part of its business activity when the activities it retains after any alienation require the use of at least 25% of the value of its assets as at the end of the fiscal year preceding such alienation and such activities generated in the fiscal year preceding such alienation at least 25% of Thera’s pre-tax revenues or earnings. Payment of the severance indemnity is subject to the Employee’s compliance with the provisions of sections 6, 7, 8, 9 and 10 hereof.

15.	Survival of Undertakings. The undertakings set out in sections 6, 7, 8, 9 and 10 shall survive termination of this employment contract for the periods described therein.

16.

Entire Agreement. This employment contract shall cancel and replace the employment contract entered into on April 13, 2007, and the amendments thereof dated May 23, 2012 and July 17, 2012, it being agreed that the rights and obligations arising from this restated and amended employment contract shall not have any retroactive effect and shall take effect as of the execution of this employment contract by Thera and the Employee.

17.

Governing Law. This contract shall be interpreted and governed in accordance with the laws of the province of Québec and the laws of Canada applicable in Québec. The parties submit to the jurisdiction of the courts of the province of Québec. This contract shall be considered in all respects as a contract of employment within the meaning of the Civil Code of Québec, except where expressly waived.

18.

Legal Counsel. The Employee acknowledges that he has had sufficient time to consult with legal counsel with respect to the terms and conditions contained in this employment contract. By executing this contract, the Employee acknowledges that he understands its terms and conditions and that he participated in the negotiations thereof.

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IN WITNESS WHEREOF, the parties have executed this employment contract at the place and date hereinafter set forth.

Signed on 21-12-2012

In the city of Montréal, province of Québec, Canada

THERATECHNOLOGIES INC.

/s/ Luc Tanguay
By:	Luc Tanguay
President and Chief Executive Officer

Signed on 21-12-2012

In the city of Montréal, province of Québec, Canada

/s/ Christian Marsolais
CHRISTIAN MARSOLAIS

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